UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported) January 3, 2014

FUSE SCIENCE, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction

of Incorporation)

000-22991	87-0460247
(Commission File Number)	(IRS Employer Identification No.)

6135 NW 167 th Street, #E-21 Miami Lakes, Florida	33015
(Address of Principal Executive Offices)	(Zip Code)

(305) 503-3873

(Registrant’s telephone number, Including Area Code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms the “Company,” “Fuse,” “we,” “us,” and “our” refer to Fuse Science, Inc., unless the context requires otherwise.

Item 1.01.	Entry Into a Material Definitive Agreement.

The disclosure set forth below under Item 3.02, Unregistered Sales of Equity Securities is hereby incorporated by reference into this Item 1.01.

Item 3.02	Unregistered Sales of Equity Securities.

(a)   On January 3, 2014, we repurchased outstanding Advisory Warrants (the “Advisory Warrants”) from the holders thereof (the “Holders”) through an exchange offer. These Advisory Warrants were originally issued in 2011 and 2012 for investment banking services.

Under Exchange Agreements entered into between the Company and the Holders, the Holders of Advisory Warrants to purchase an aggregate of 828,249 shares of our common stock agreed to exchange their Advisory Warrants for an aggregate of 24,000,000 shares of our common stock (the “Exchange Shares”).

The Exchange Shares are being issued to the Holders pursuant to the exemption from registration afforded by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

(b)   On January 3, 2014, we also entered into a securities purchase agreement (the “Purchase Agreement”) with two (2) investors (the “New Investors”) pursuant to which Fuse agreed to issue and sell senior secured convertible notes in the aggregate original principal amount of $1,000,000 (the “Senior Notes”) and warrants to purchase up to 50,000,000 shares of Fuse’s common stock (the “Warrants”). The transaction is scheduled to close on or before January 6, 2014 (“Closing”). $550,000 in principal amount of Senior Notes and Warrants to purchase 41,250,000 shares of our common stock will be issued at Closing. The balance of $450,000 will be funded in four (4) monthly installments of $100,000 in principal amount of Senior Notes and Warrants to purchase 7,500,000 shares of our common stock and a final installment of $50,000 in principal amount of Senior Notes and Warrants to purchase 3,750,000 shares of our common stock, subject to satisfaction of customary conditions at the closing of each installment.

In addition to the foregoing, the holders of the $775,000 in principal amount of our 10% senior secured convertible notes (the “Exchange Investors”), originally issued in private transactions in November and December 2013, agreed to exchange their notes for an equal principal amount of Senior Notes.

The indebtedness evidenced by the Senior Notes bears interest at 12% per year, payable when the Senior Notes become due and mature on the fifth (5th) anniversary from issuance, provided a holder of Senior Notes may require Fuse to redeem the holder’s Senior Notes at any time after the first (1st) anniversary of issuance. The principal amount of the Senior Notes will be payable on the maturity date or such earlier as the Senior Notes become due. The Senior Notes may be converted into the Company’s common stock, at the option of the holder, at any time following issuance at an initial conversion price of $0.02 (the “Fixed Conversion Price”). From and after the sixth (6th) month anniversary of the issuance of the Senior Notes, the conversion price of the Senior Notes will be equal to the lower of (i) the Fixed Conversion Price and (ii) sixty percent (60%) of the arithmetic average of the one (1) lowest weighted average price our common stock for the sixty (60) trading days immediately preceding any conversion of the Senior Notes (the “Alternative Conversion Price,” and together with the Fixed Conversion Price, the “Conversion Price”). The Conversion Price is also subject to anti-dilution adjustments as provided for in the Senior Notes. The Senior Notes are secured by a first lien on substantially all of Fuse’s assets pursuant to a pledge and security agreement (the “Security Agreement”) among the parties.

Under the terms of the Warrants, the Holders are entitled to exercise the Warrants for a period of seven (7) years from issuance at a price of $0.0259 per share (subject to adjustment as provided in the Warrant).

As soon as practicable after the Closing Date but in no event later than twenty (20) days thereafter, the Company shall seek shareholder approval to cause (1) the increase of the number of authorized shares of common stock to 800 million shares and (2) authorize implementation of a reverse split of the common stock at a ratio of 200:1.

The securities issued to the Investor were issued pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder. The Notes issued to the Exchange Investors were issued to the Exchange Investors pursuant to the exemption from registration afforded by Section 3(a)(9) of the Securities Act. In connection with these transactions, Fuse will pay a placement agent fee equal to five percent (5%) of the principal amount of Senior Notes issued to the New Investors, to Dawson James Securities and will issue to the placement agent and their respective designees, placement agent warrants to purchase 7% of the number of shares of common stock that are issuable pursuant to the Senior Notes and Warrants issued to the New Investors.

Copies of the forms of Purchase Agreement, Senior Note, Warrant and Security Agreement, are attached hereto as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3 and Exhibit 10.4, respectively, and are incorporated herein by reference. The foregoing summaries do not purport to be complete and are qualified in their entirety by reference to such documents.

ITEM 9.01	Financial Statements and Exhibits.

Exhibits :

10.1	Form of Securities Purchase Agreement
10.2	Form of 12% Senior Secured Convertible Note
10.3	Form of Warrant
10.4	Form of Pledge and Security Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUSE SCIENCE, INC.

By: /s/ Brian Tuffin
Brian Tuffin, Chief Executive Officer and Acting Chief
Financial Officer

Dated:   January 3, 2014